PRELIMINARY PROXY STATEMENT
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material pursuant to Section 240.14a-12

U.S. ENERGY SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Series G Warrants and Series H Warrants

(2)	Aggregate number of securities to which transaction applies:

5,074,000

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Average of the high and low prices for the common stock on September 20, 2006 is $3.155. An aggregate of 5,074,00 Series G Warrants and Series H Warrants are to be issued which, based on the in the money exercise price, are the only securities to be issued in this transaction with an intrinsic value. The aggregate value of the transaction is 5,074,4000 x ($3.155 - $.01) = $15, 957,730. One cent is deducted from $3.155 to give effect to the $.01 per share exercise price to be paid by the holder of such warrant.

(4)	Proposed maximum aggregate value of transaction:

$15,957,730

(5)	Total fee paid: $3,191.55

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party

(4)	Date Filed:

U.S. ENERGY SYSTEMS, INC.
750 LEXINGTON AVENUE
NEW YORK, NEW YORK 10022
To our Stockholders:

You are cordially invited to attend the annual meeting of our stockholders to be held at [                ] on November 6, 2006 at [    ] a.m., New York City time.

At the meeting, you will be asked to vote for the election of Asher E. Fogel and Stephen L. Brown as our Class 2 directors, to approve the issuance of shares of common stock with respect to securities issued in our recent acquisition of certain energy assets in the United Kingdom, to approve an amendment to our certificate of incorporation increasing the number of shares of common stock we are authorized to issue, and to transact such other business as may properly come before the meeting.

Whether or not you plan to attend our meeting in person, we urge you to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope to ensure that your shares will be represented at the meeting. Your proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

Thank you, and we look forward to seeing you at our meeting.

Sincerely,

Lawrence I. Schneider, Chairman of the Board	Asher E. Fogel, Chief Executive Officer

New York, New York
October [  ], 2006

U.S. ENERGY SYSTEMS, INC.
750 LEXINGTON AVENUE
NEW YORK, NEW YORK 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 6, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of U.S. Energy Systems, Inc., a Delaware corporation, will be held on November 6, 2006 at [ ] a.m. at [ ] for the purposes of considering and voting on the following matters:

1. To elect Asher E. Fogel and Stephen Brown as Class 2 Directors, to hold office for a term of three years or until their successors are duly elected and qualified or their earlier death, resignation or removal.

2. To approve the issuance of shares of common stock issuable upon the exercise and conversion of securities issued in connection with our recent acquisition of certain energy assets in the United Kingdom.

3. To approve an amendment to our certificate of incorporation increasing the number of shares of common stock we are authorized to issue.

4. To transact such other business as may properly come before the stockholders at the meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on September [ ], 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Richard J. Augustine, Secretary
New York, New York
October [   ], 2006

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

U.S. ENERGY SYSTEMS, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

Our board of directors has called the annual meeting of our stockholders to vote on the election of directors, to approve a proposal with respect to the issuance of shares of common stock in connection with the UK transaction, to approve a proposal with respect to an amendment to our certificate of incorporation, and to transact such other business as may properly come before the meeting. The meeting will be held on November 6, 2006. Our board of directors is soliciting proxies to be used at the meeting through this proxy statement. The background of these directors is discussed in detail in this proxy statement. We urge you to read and consider carefully this entire proxy statement.

Only holders of our common stock and our Series C Convertible Preferred Stock as of the close of business on September [ ], 2006, are entitled to vote at the meeting. Shares may not be voted cumulatively. A majority of the combined voting power of our common stock and Series C Preferred Stock outstanding on such date (provided that such majority includes at least 33 1/3% of the outstanding shares of our common stock) represented in person or by proxy is required for a quorum. As of September [ ], 2006, the record date for determining stockholders entitled to vote at the meeting, we had 17,402,303 shares of common stock outstanding, with each share entitled to one vote and 38,809 shares of our Series C Preferred Stock outstanding, with each such share entitled to 7.732 votes. Thus, in order to have a quorum, at least 9,002,124 votes must be present in person or by proxy at the meeting (provided that such sum includes at least 33 1/3% of the outstanding shares of our common stock). Assuming a quorum, the two persons receiving a plurality of the votes cast at the meeting will be elected to serve as our directors, the proposal with respect to the issuances of shares of common stock in connection with the UK transaction will be approved if it receives the affirmative vote of a majority of the voting power represented in person or by proxy and the proposal with respect to the amendment to our certificate of incorporation will be adopted if it receives the affirmate vote of majority the voting power of the outstanding shares of capital stock. Abstentions and broker non-votes will not be taken into account in determining the outcome of these proposals, other than the proposal with respect to the amendment of our certificate of incorporation. At the meeting, our common stock and Series C Preferred Stock will vote together as a single class.

This proxy statement, notice of the meeting, and proxy card are first being mailed on or about October [ ], 2006 to our stockholders eligible to vote at the meeting. A copy of our Annual Report to Stockholders for the year ended December 31, 2005 is included with this mailing.

A STOCKHOLDER OF RECORD MAY REVOKE ANY PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING BY MAILING OR DELIVERING WRITTEN NOTICE OF SUCH REVOCATION TO OUR SECRETARY, BY PROVIDING A PROXY PROPERLY SIGNED AND DATED SUBSEQUENT TO AN EARLIER PROXY OR BY REVOKING A WRITTEN PROXY IN PERSON AT THE ANNUAL MEETING OF STOCKHOLDERS. IF NOT SO REVOKED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD. IF YOUR SHARES ARE HELD THROUGH A BANK, BROKER OR SIMILAR INSTITUTION YOU CAN REVOKE ANY INSTRUCTIONS YOU GIVE SUCH ENTITY AS TO HOW TO VOTE YOUR SHARES IN ACCORDANCE WITH THE RULES AND PROCEDURES OF SUCH INSTITUTION.

We are bearing all costs of soliciting proxies, and expressly reserve the right to solicit proxies otherwise than by mail. The solicitation of proxies by mail may be followed by telephone or other personal solicitations of certain of our stockholders and brokers, by one or more of our directors, by our officers or employees or by third parties contracted to do so on our behalf. We may reimburse banks and brokers or other similar agents or fiduciaries for the expenses incurred by such agents or fiduciaries in mailing the proxy statement to beneficial owners of our common stock. In addition, we have engaged MacKenzie Partners, Inc. to assist us in soliciting proxies. We will pay MacKenzie a fee of approximately $[  ] for such solicitation and will reimburse it for reasonable out-of-pocket expenses.

CERTAIN QUESTIONS AND ANSWERS ABOUT VOTING AND THE THREE PROPOSALS

Q.	Why am I receiving these materials?

A.
We want to give you information to help you determine how to vote in connection with an Annual Meeting of stockholders which will take place on November 6, 2006 at 10:00 a.m., New York City time at [  ], located on the [ New York, New York].

Q.	What will be voted on at the Meeting?

A.	Three matters will be voted on:

(i)	the election of Asher E. Fogel and Stephen L. Brown as Class 2 Directors;

(ii)	the approval of certain shares of our common stock (the “Transaction Shares”) that would be issued upon the exercise of certain warrants and the conversion of certain convertible securities; and

(iii)	the amendment (the “Amendment”) of our amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”).

Q.	What are these warrants and securities we are being asked to approve?

A.	The warrants consist of the following:

(i)
our Series G Warrants (the “Silver Point Warrants”) which are exercisable to acquire 4,488,780 shares of our common stock for $0.01 per share plus in certain circumstances warrants to acquire an additional 3,998,000 shares of our common stock for $0.01 per share,

(ii)	our Series H Warrants which are exercisable to acquire 585,220 shares of our common stock for $0.01 per share,

(iii)	our Series I Warrants which are exercisable to acquire 600,000 shares of our common stock for $4.37 per share,

(iv)	our Series D Warrants which are exercisable to acquire 166,667 shares of our common stock for $8.00 per share,

(v)	our Series E Warrants which are exercisable to acquire 166,667 shares of our common stock for $9.00 per share and

(vi)	our Series F which are exercisable to acquire 166,666 shares of our common stock for $10.00 per share.

The convertible securities consist of 100 Class B membership units (the “VTEX Units”) issued by our subsidiary, US Energy Overseas Investments, LLC (“Overseas”), which are convertible into up to 1,900,000 shares of our common stock. See “Proposal 2 - Terms of the Convertible Securities.”

Q.	When can the holders exercise their Warrants and convert the VTEX Units?

A.
None are exercisable or convertible at present. The Warrants and VTEX Units are not exercisable until our stockholders have approved the issuance of the Transaction Shares; in the event stockholder approval is not obtained by November 6, 2006, subject to an additional 59 days in specified circumstances (the “Approval Deadline”), (i) certain of the Warrants will terminate, (ii) the other Warrants (each of which has an exercise price of $0.01 per share) will then be exercisable for 2,442,166 Transaction Shares, (iii) the VTEX Units will only be convertible into up to 900,000 shares of our Common Stock and (iv) we will be required to make specified payments to Silver Point, Credit Suisse Securities and Kenmont. See “Proposal 2 -- Consequences of our Stockholders’ Failure to approve the Transaction Shares.”

Moreover, the VTEX Units are not convertible until the earlier of the third anniversary of the closing or the date on which the average market price of our common stock exceeds $11.00 per share for 20 consecutive trading days. In addition, we have the right to cause the VTEX Units to be converted into our common stock if the average market price, determined as described in the previous sentence, exceeds $14.30. See “Proposal 2 - Terms of the Convertible Securities.”

Q.	What are the payments we must make if the stockholders do not approve the issuance of the Transaction Shares by the Approval Deadline?

A.
We are obligated to pay Silver Point $40 million, Kenmont, if it so elects, $6,102,200 and Credit Suisse Securities, if it so elects, $1,125,000. In addition, (i) the $23.3 million borrowed pursuant to the Silver Point financing arrangement becomes due and payable, (ii) Silver Point, Kenmont and Credit Suisse Securities will be entitled to exercise their Warrants, but only to acquire up to 2,442,166 shares of our common stock at $0.01 per share and (iii) the VTEX Units would be convertible into 900,000 shares of our Common Stock but only during the conversion period as set forth in the Overseas’ Operating Agreement. See “Proposal 2 -- Consequence of our Stockholders’ Failure to approve the Transaction Shares.”

Q.	What is the total number of Transaction Shares that will be issuable?

A.
If the stockholders approve the issuance, the total number will be 8,074,000 plus an additional 3,998,000 in the event that we do not obtain the guaranty by Biogas of the Silver Point financing arrangements by December 31, 2006 (which guaranty requires the consent of Countryside and its affiliates and of Cinergy); if the stockholders either do not vote by [ ] or vote to disapprove the issuance, the total number will be 2,442,166. See “Proposal 2 - Terms of the Convertible Securities.”

Q.	Why did we issue the Warrants and why were the VTEX Units issued?

A:
The Warrants and the VTEX Units were issued in connection with our recent acquisition (the “UK Transaction”) of certain energy assets in the United Kingdom and with the financing for the UK Transaction.

VTEX was the seller of certain of these assets and as partial payment for these assets we issued the VTEX Warrants to VTEX and our subsidiary Overseas issued the VTEX Units to VTEX.

In order to finance the UK Transaction, (i) GBGH, LLC (“GBGH”), which is 79% owned by our subsidiary, Overseas, borrowed $143,000,000 and (ii) Overseas borrowed approximately $23.3 million. In connection with such financings we were required to issue the Silver Point Warrants and the Series H Warrants and Series I Warrants. See “Proposal 2 - Terms of the Convertible Securities.”

Q.	What did we acquire in the UK Transaction?

A.
We acquired certain assets (the “UK Assets”) including (i) gas licenses for approximately 100,000 acres of onshore natural gas properties and mineral rights in North Yorkshire, England (the “Gas Licenses”), which include approximately 62.4 bcf (P2) of proved and probable reserves (consisting of approximately 42.8 bcf (P1) of proved reserves and approximately 21.9 bcf of probable reserves) and additional undeveloped gas prospects, (ii) the Knapton Generating Station, a 42 MW gas-fired power plant associated with and located in the vicinity of the natural gas reserves in North Yorkshire, England, and (iii) certain related gas gathering and processing assets. See “Proposal 2 - Acquisition of the UK Assets.”

Q.	Why did we acquire the UK Assets?

A.
We believe the UK Assets offer an excellent opportunity to enter the UK energy business The UK acquisition represented a unique and most attractive opportunity for us to acquire Natural Gas assets and position us as a significant participant in the third largest market for Natural Gas. Due to the acrimonious relationships that existed between the owners of the power plant and the owners of the gas reserves we were able to acquire the gas licenses, gas collection system and the power plant. This acquisition represents not only the purchase of proven and probable reserves of around 62.4 Bcf but also significant up side potential for additional exploration. Our UK operations position us as a participant in the European energy market and balances our renewable energy activities in the US. It is our intention to further focus on the “Clean and Green” segments of the energy market. See “Proposal 2 - Acquisition of the UK Assets.”

Q.	What are the principal terms of GBGH’s loan?

A.
GBGH borrowed $113,500,000 pursuant to a First Lien Credit Agreement, and borrowed $29,500,000 pursuant to a Second Lien Credit Agreement, both of which were arranged by Credit Suisse, Cayman Islands Branch (“Credit Suisse”) (collectively, the “Credit Suisse financing arrangements”). The First Lien Credit Agreement currently bears interest, payable quarterly, at 11.25% and it matures on August 7, 2013, although (i) GBGH may in its discretion prepay the loan together with a prepayment penalty and (ii) GBGH is required generally to prepay the loan from the revenues of GBGH and its subsidiaries generated by the UK Assets, after paying debt service, all operating and maintenance expenses of the UK Assets and replenishing certain required reserves (“Excess Cash Flow”). The Second Lien Credit Agreement currently bears interest, payable quarterly, at 14% (plus additional interest at 6% per annum which will be capitalized and added to the outstanding principal amount of the loan on a quarterly basis) and it matures on August 7, 2014, although following the repayment of the First Lien loan (i) GBGH may in its discretion prepay the Second Lien loan together with a prepayment penalty and (ii) GBGH is required generally to prepay the loan from Excess Cash Flow.

Both Credit Agreements generally prohibit GBGH and its subsidiaries from taking certain actions and require GBGH to be in compliance with certain financial covenants.

In connection with these Credit Agreements, the lenders were granted a security interest in substantially all of the assets of GBGH and its subsidiaries, including GBGH’s equity interests in UK Energy, and Overseas pledged all of its interest in GBGH. In addition, GBGH and its subsidiaries were required to establish reserve accounts and to maintain in such accounts certain funds for various purposes, such as developing the UK Assets, operating costs and maintenance. See “Proposal 2 - Financing Arrangements.”

Q.	Does US Energy itself have any obligations to Credit Suisse and the lenders under the Credit Suisse financing arrangements?

A.
Yes, in addition to issuing Warrants and agreeing to pay certain fees and certain amounts if the stockholders do not approve the issuance of the Transaction Shares, we entered into the Equity Support Agreement whereby we agreed to provide certain additional funding to GBGH in the future and other additional funding under specified circumstances. See “Proposal 2 - Financing Arrangements.”

Q.	What are the principal terms of the Overseas Loan?

A.
Overseas borrowed approximately $23.3 million pursuant to a financing arranged by Silver Point (the “Silver Point financing arrangement”). The Silver Point Credit Agreement currently bears interest, which is added to the outstanding principal amount of the loan (and is payable upon maturity), at 10.5% and it matures on the earlier of (i) February 7, 2014, (ii) the repayment of the loan pursuant to the Second Lien Credit Agreement. In addition, Overseas is also required generally to prepay the loan, with certain exceptions (i) in connection with the sale of any assets by us or our subsidiaries, (ii) if we or our subsidiaries issue equity (provided that only 50% of the net proceeds in excess of the first $3 million from issuances of our equity is to be applied to reduce such loan), (iii) if Overseas receives any cash, and (iv) if we receive any cash (other than the amount necessary for our quarterly operating and administrative expenses).

These arrangements, with specified exceptions, generally prohibit us and our subsidiaries from taking certain actions and require us to be in compliance with certain financial covenants.

The obligations of USEY and Overseas under the Silver Point financing arrangement are secured by among other things: (i) substantially all of our assets (other than the stock of Biogas), (ii) substantially all of Overseas’ assets (other than its interest in GBGH), and (iii) Overseas’ pledge on a subordinated basis of all of its interest in GBGH. See “Proposal 2 - Financing Arrangements.”

Q.	If the cost of acquiring the UK Assets was approximately $70.4 million why did we borrow approximately $167.3 million?

A.
We are using approximately $46.3 million of the remaining funds to improve and expand the Project which includes (i) the installation of equipment at the producing gas fields to increase production, (ii) the resolution of certain operational issues at the Knapton Plant, thereby enabling a continuous operation of the Knapton Plant at near capacity on a basis of 24 hours per day, (iii) developing the gas fields with a target production upon completion of approximately 20 MMscf/d and (iv) constructing a pipeline to connect the Gas Project to the UK National Transmission System (“NTS”) network. We will use the balance of the proceeds of the financings to fund reserves for debt service, the operation and maintenance of the UK Assets and to pay costs and expenses associated with the UK Acquisition and its financing.

Q.	Why do we need to obtain stockholder approval of the issuance of the Transaction Shares?

A.
The shares of our common stock are quoted on the NASDAQ Stock Market. The rules of the NASDAQ Stock Market require us to obtain our stockholders’ approval of the issuance of the Transaction Shares because the number of Transaction Shares is more than 20% of the number of shares of common stock that were outstanding before the issuance of VTEX Units and the Warrants.

Q.	What is the Board's recommendation?

A.	The Board unanimously recommends that you vote your shares FOR approval of the issuance of the Transaction Shares.

Q.	Why is the Board recommending that stockholders vote to approve the issuance of the Transaction Shares?

A.
The Board determined that completing the UK Transaction was in our best interest and that in order to complete the UK Transaction it was necessary to complete the financing, including the issuances of the Convertible Securities and the fees payable to Silver Point, Kenmont and Credit Suisse Securities. See “Proposal 2 - Reasons for the Proposal.”

Q.	Can I require US Energy to repurchase my shares if I do not approve the issuance of the Transaction Shares?

A.	No.

Q.	What are my U.S. federal income tax consequences of the issuance of the Transaction Shares?

A.	There are no direct tax consequences to you.

Q.	What is the Amendment to the Certificate of Incorporation?

A.
It is an amendment that would increase the number of shares of common stock which we would have authority to issue from 50,000,000 shares to 75,000,000 shares. See “Proposal 3.” A copy of the proposed Amendment is attached hereto as Exhibit A.

Q.	How many shares of common stock are currently authorized?

A.	50,000,000.

Q.
Only 17,402,303 shares are currently outstanding and even if all of the convertible securities were converted and all of the options, warrants and other rights and awards were exercised, we would still have authorized shares available for issuance. Why do we need to increase the number of authorized shares?

A.
An additional 401,009 shares are reserved for the conversion of our preferred stock, 16,822,273 shares are reserved for the issuance of options, warrants and other rights and awards under our outstanding plans and 3,998,000 additional Warrants are issuable if we do not obtain Biogas’ guaranty of the Silver Point financing arrangements by December 31, 2006. In addition, certain of the options, warrants and other rights and awards contain anti-dilution provisions which may require us to additional shares upon the exercise of such options, warrants and other rights and awards. The increase of the number of shares of Common Stock is intended to provide us with the ability to issue all of the shares of common stock we are obligated to issue under the options, warrants and other rights and awards and upon the conversion of convertible securities and to provide us with additional authorized common stock for issuance in future transactions. See “Proposal 3 - Increasing the Number of Authorized Shares —Reasons for the Proposal.”

Q.	What would be the effect of increasing the number of authorized shares?

A.
The increase would provide us with the ability to issue all of the shares of common stock we are obligated to issue under the options, warrants and other rights and awards and upon the conversion of convertible securities and to provide us with additional authorized common stock for issuance in future transactions. We would be able to issue these additional shares of common stock for general corporate purposes, as determined by the Board, without (except as required by applicable law or regulation, our certificate of incorporation or the rules of a stock exchange or NASDAQ) further authorization from stockholders. The issuance of additional shares, or the perception that additional shares may be issued, may adversely affect the market price of our common stock. See “Proposal 3 - Increasing the Number of Authorized Shares—Principal Effects.”

Q.	When will the changes to be effected by the Amendment take place?

A.
If the Amendment is approved by our stockholders, we intend to file the Amendment with the Delaware Secretary of State promptly following the Annual Meeting and upon the effectiveness of the filing of such Amendment, the change to be effected by the Amendment, would become effective.

Q.	What is the Board's recommendation?

A.	The Board unanimously recommends that you vote your shares FOR approval of the Amendment.

Q.	Why is the Board recommending that I vote to approve the Amendment?

A.	The Board recommends that the number of authorized shares of common stock be increased to 75,000,000 shares to allow the Board to issue additional securities. See “Proposal 3.”

Q.	Who can vote on approving the proposals?

A.	All stockholders of record as of the close of business on [ ], 2006.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It probably means your shares are registered differently or are held in more than one account. If this is the case, you should provide voting instructions for each proxy card that you receive.

Q.	How can I vote shares held in my broker's name?

A.
If your broker holds your shares in its name (or in what is commonly called “street name”), then you should give your broker instructions on how to vote. Otherwise your shares will not be voted. See “Voting at the Meeting -- Solicitation, Revocation and Use of Proxies.”

Q.	Can I change my vote?

A.
You may change your voting instructions (i.e. your proxy) at any time prior to the vote at the Annual Meeting. If your shares are held directly in your name, you may change your instructions by completing and returning a new proxy or by voting at the Annual Meeting. If your shares are held in “street name,” you may change your instructions by submitting new voting instructions to your broker or nominee. See “Voting at the Meeting -- Solicitation, Revocation and Use of Proxies.”

Q.	What vote is required to approve the issuance of the Transaction Shares and the Amendment?

A.
The holders of our common stock and of our Series C Preferred Stock as of [ ] are entitled to vote together as one class, with each share of our common stock entitled to one vote and each share of our Series C Preferred Stock entitled to 7.732 votes. The affirmative "FOR" votes of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote are required for approval of the issuance of the Transaction Shares and the affirmative "FOR" votes of the holders of a majority of the outstanding voting power of the shares entitled to vote is required for approval of the Amendment. See “Voting at the Meeting -- Record Date; Vote Required.”

Q.	How are the votes counted?

A.
You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you ABSTAIN or do not vote with respect to Proposal 2, it will be treated neither as a vote AGAINST the issuance nor as a vote FOR the issuance. If you ABSTAIN or do not vote with respect to Proposal 3, it has the same effect as a vote AGAINST the Amendment. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendation of the Board.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board is divided into three classes, whose three year terms of office expire in annual succession. Each class consists of two directors. We are supposed to have as closely as possible the same number of directors in each of the three classes.

At our annual meeting, Asher E. Fogel and Stephen L. Brown will be nominated to serve as Class 2 directors for a three year term, to hold office (subject to our by-laws) until their successors have been elected and qualified or until their earlier death, resignation or removal. Unless otherwise indicated, the enclosed proxy will be voted for the election of Messrs. Fogel and Brown as our Class 2 directors. If any nominee should become unavailable for any reason, which we do not anticipate, the proxy, to the fullest extent permitted under applicable law, will be voted for any substitute nominee or nominees who may be selected by the Board prior to or at the meeting or, if no substitute is selected by the Board prior to or at the meeting, for a motion to reduce the membership of the Board to the number of nominees available.

Our directors are as follows:

Name	Age	Class	Position(s) with US Energy
Lawrence I. Schneider	70	1	Chairman of the Board
Asher E. Fogel	56	2	CEO and Director
Stephen L. Brown (2,3)	68	2	Director
Carl W. Greene (1,2,3)	71	3	Director
Jacob Feinstein (1,3)	63	3	Director
Ronny Strauss (1,2)	62	1	Director

_____________

(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Nominating and Governance Committee.

Set forth below is certain biographical information regarding our directors.

Lawrence I. Schneider. Mr. Schneider was elected to the board of directors in March 1998. He has served as Chairman of the Board since September 2000. Mr. Schneider served as our Chief Executive Officer from January 2000 until May 2001 and from October 2004 until August 2005. Mr. Schneider has been associated with numerous businesses through the years, including Newpark Resources, Inc., a company involved with oil field environmental remediation, where he was chairman of the executive committee. Mr. Schneider was also a partner in the New York Stock Exchange firm Sassower, Jacobs and Schneider. He received a BS degree from New York University. He is the father of Henry N. Schneider.

Asher E. Fogel. Mr. Fogel, served as a director of US Energy from 1998 to 2001 and was appointed to serve as Chief Executive Officer and a director in August 2005. He worked for Citigroup in London and New York where he held a variety of senior positions in the corporate finance, capital markets, and investment advisory areas. Mr. Fogel was a Managing Director of Citicorp Securities Inc. He was employed by Citigroup or its affiliates from 1984 to 1997. Prior to joining Citicorp, he held a number of positions at both Bank of America and Samuel Montagu & Co. In June 1997, Mr. Fogel founded Dovertower Capital, a merchant banking boutique providing corporate finance services in both the US and international markets. In 1998, Mr. Fogel led a US investor group to acquire the Ampa Group in Israel. The Ampa Group is a diversified group involved in real estate, packaging, consumer products and financial services. Subsequent to this acquisition, Mr. Fogel has served as chairman of Ampa Investments - the financial services arm of the Ampa Group and as a member of the four team management committee of the Ampa Group. In 2000, Ampa Investments acquired the Industrial Development Investment Company ("IDIC") from the State of Israel’s Industrial Development Bank in a privatization transaction and established Ampa Capital as a leading non-bank finance company in Israel. Mr. Fogel has extensive experience in the areas of corporate finance, capital markets and investments in the US and the international markets. Mr. Fogel holds a BA in economics and an MBA from the Hebrew University. He also attended the Advanced Management program in the Harvard Business School specializing in Finance.

Stephen L. Brown. Mr. Brown joined our board in March 2003. He is currently the managing member of Brimco LLC, a private equity firm. From November 1986 until October 2004, he served as Chairman of the Board and Chief Executive Officer of The Franklin Capital Corporation, a publicly traded business development corporation. Mr. Brown serves on the board of directors of Copley Financial Services Corp., a mutual fund manager, as a director and Secretary of Ascend Acquisition Corporation and as a director of CASHBOX plc, an ATM Deployer based in the United Kingdom and listed on the London Stock Exchange’s AIM Market. In addition, Mr. Brown is an active board member and trustee of The Peddie School. Mr. Brown is a graduate of New York University School of Law and Brown University.

Jacob Feinstein. Mr. Feinstein joined our board in October 2004. Since 1999, Mr. Feinstein has served as a consultant to independent power producers, electric utilities and other businesses engaged in the energy and construction industries. He serves on the board of directors of United Refining Company, a petroleum refiner and distributor located in Western Pennsylvania. From 1998 through 1999, he was a Vice President of Cogen Technologies, Inc., a business engaged in power plant development and from 1991 through 1998, he was Vice President - System and Transmission Operations, for Consolidated Edison Co. of NY Inc. For the fifteen years prior thereto, Mr. Feinstein held various positions in the energy industry. He is a registered Professional Engineer in the State of New Jersey and a senior member of the Institute of Electrical and Electronic Engineers (IEEE). Mr. Feinstein had served as a member of technical committees of the Electric Power Research Institute and the Edison Electric Institute and as a senior visiting lecturer (adjunct position) at the Stevens Institute of Technology. Mr. Feinstein received a B.E.E. from City College of New York.

Carl W. Greene. Mr. Greene joined our Board in March 2003. For over twenty years, he has served in various senior financial executive positions for the Consolidated Edison Company of New York, including Senior Vice President of financial and regulatory matters, Senior Vice President of accounting and treasury operations and Chief Accounting Officer, and Vice President and Controller. Mr. Greene currently is Senior Vice President of Lynch & Associates, a full service executive benefit consulting firm; Mr. Greene has been with Lynch & Associates and its prior parent, TBG Financial, since 1997. Mr. Greene has been an active member of several high profile industry trade groups during his tenure at Con Edison, including the Edison Electric Institute and the American Gas Association. In those positions, he has played a role in shaping accounting, financial and risk management policies in the electric utility industry. In addition, Mr. Greene served for four years as a member of FASAC, the Financial Accounting Standards Advisory Council. Mr. Greene holds a BS in economics from The Wharton School of University of Pennsylvania and an MBA from New York University. The Board has determined that Mr. Greene is the audit committee financial expert, as such term is used in Item 401(h) of Regulation S-K and that he is independent, as such term is used in Item 7(d)(3)(iv) of Schedule 14A.

Ronny Strauss. Mr. Strauss has served as a member of our board of directors since March 2005. From 2000 to 2004 he served as a financial advisor and director of Digital Wireless Corporation, and from 1979 to 2000, served in various capacities with Citigroup and its divisions and affiliates, including Global Treasurer and Market Risk Manager for Citibank Private Bank and Chief Executive Officer and Country Corporate Officer for Citibank Israel. He has also served as a lecturer at Syracuse University’s School of Management and as an Assistant Professor at Ithaca College, School of Business. Mr. Strauss received his BA in Economics and Statistics from Hebrew University, an M.A. in Finance from Hebrew University and an M.Sc. in Finance, Quantitative Methods and Managerial Economics from Cornell University.

Information Regarding the Code of Conduct, Board of Directors and Committees of the Board of Directors

The Board held seven meetings in 2005. Each director attended at least 75% of the total number of meetings of the Board (held during the period in 2005 in which such person was a director) and of the committees of the Board on which such director served (during the period that such person served on such committees).

The Board has, among other committees, an Audit Committee (which met ten times in 2005), a Compensation Committee (which met twelve times in 2005) and a Nominating and Governance Committee (which met three times in 2005). The members of these committees are independent as defined by Nasdaq’s listing standards. Each of these committees has adopted a written charter which is available, as is our Code of Conduct, on our website at www.usenergysystems.com under the caption “Corporate Governance Documents.” A copy of the Audit Committee charter accompanies this proxy statement as Exhibit B. A summary of the functions performed by each of these committees is set forth below:

Audit Committee

The Audit Committee's primary duties and responsibilities include:

•	Serving as an independent and objective party to monitor our financial reporting process and internal control system.

•
Appointing our independent accountants, approve the services provided by such independent accountants, and negotiate the audit-related compensation for such independent accountants and oversee the audit effort of our independent accountants and our internal accounting staff.

•	Providing an open avenue of communication among the independent accountants, financial and senior management, the internal accounting staff, and the Board.

•	Receiving and treating internal and external complaints respecting our accounting and financial reporting practices.

Compensation Committee

The Compensation Committee’s primary duties and responsibilities include:

•	Reviewing our general compensation strategy and approving executive compensation.

•	Reviewing the terms of employment agreements for executives earning over a specified amount.

•	Administering benefit and incentive plans.

Nominating and Governance Committee; Information regarding the nominating process

While there are no formal minimum qualifications for directors, nor is there any specific process (other than as set forth herein and the charter (including the related guidelines)), by which candidates for directors (including candidates recommended by stockholders) are identified or evaluated, this committee and the Board generally contemplate that candidates for director will be persons of integrity and sound ethical character, will have relevant skills and experience, will have a general appreciation of the major business issues facing us, will be able to work with the other directors in a collegial manner (taking into account, if applicable, our prior experience working with the candidate) and will have adequate time to devote to service on the Board. The committee and the Board also contemplate that a majority of directors will be independent, at least three of the directors will have the financial literacy necessary for service on the audit committee and at least one of these directors will qualify as an audit committee financial expert.

The committee, absent special circumstances, generally intends to recommend that the Board nominate incumbent directors whom the committee believes will continue to make important contributions to US Energy, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving US Energy the benefit of the familiarity and insight into US Energy's affairs that its directors have accumulated during their tenure, while contributing to the Board's ability to work as a collective body.

Though there is no formal policy with regard to the consideration of candidates for director recommended by stockholders (and the committee does not believe a formal policy is necessary because, among other things, the preference to nominate qualified incumbent candidates), the committee will consider stockholder recommended candidates. To make such a recommendation, stockholders should write to U.S. Energy Systems, Inc., 750 Lexington Avenue, New York, New York 10022, Att: Nominating and Governance Committee - Chairman, and include the information about the candidate and the stockholder making the recommendation as described under “Other Matters”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) requires that our officers and directors, and persons who beneficially own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation to furnish to us copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we have received, or written representations from certain reporting persons, we believe that during the year ended December 31, 2005 (and for prior years, except to the extent previously disclosed), all officers, directors, and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for Richard Augustine, who filed a late report with respect to two transactions, Stephen Brown, who filed three late reports with respect to four transactions, Evan Evans, a former director, who filed a late report with respect to one transaction, Jacob Feinstein, who filed a late report with respect to one transaction, Adam Greene, who filed a late report with respect to his appointment as an executive officer, Carl Greene, who filed a late report with respect to one transaction, Asher Fogel, who filed a late report with respect to his appointment as an executive officer and a late report with respect to two transactions, Lawrence Schneider, Henry Schneider, Energy Systems Investors, LLC and Energy Systems Investors II, LLC, each of whom filed a late report with respect to the same transaction and Henry Schneider, who filed a late report with respect to two transactions.

EXECUTIVE COMPENSATION

The following table shows the compensation information concerning the individuals who, in 2005, served as (i) our chief executive officer and (ii) our four most highly compensated executive officers (other than the persons serving as chief executive officer) who were serving as our executive officers at the end of 2005.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name & Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs (#)	All Other Compensation
Lawrence I. Schneider(3)	2005	180,000	—	—		—	87,119	(1)
Chairman	2004	180,000	800,000	391,305	(5)(6)	—	44,950
	2003	180,000	—	—		—	44,816

Asher E. Fogel (3)	2005	110,250	—	195,000	(4)(6)	750,000	—
Chief Executive Officer

Henry N. Schneider	2005	161,250	—	—		750,000	9,125	(2)
President and	2004	140,415	150,000	—		400,000	6,952
Chief Operating Officer	2003	136,000	—	—		—	4,080

Richard J. Augustine (3)	2005	145,000	—	19,500	(4)(6)	25,000	7,694	(2)
Vice President and Chief Accounting Officer	2004	122,509	100,000	28,261	(5)(6)	—	6,067

Adam D. Greene(3)	2005	18,182	—	19,500	(4) (6)	50,000	—
Senior Vice President

____________________________

(1)	Represents $9,872 in contributions made by US Energy to the 401(k) plan on behalf of such person, $43,097 in term life insurance premiums and $34,150 in related tax reimbursements.

(2)	Represents contributions made by US Energy to the 401(k) plan on behalf of such person.

(3)
Messrs. Fogel, Augustine and Greene were apppointed to such positions as of August 17, 2005, September 1, 2005 and December 6, 2005, respectively. In 2005, Lawrence Schneider served as Chief Executive Officer until August 17, 2005.

(4)
Represents the values as of the date of grant of the restricted stock units to acquire 100,000 shares, 10,000 shares and 10,000 shares granted to Messrs. Fogel, Augustine and Greene, respectively. The value (i.e., the closing price of a share of US Energy common stock) on December 13, 2005, the date of these grants, was $1.95 per share. Mr. Fogel’s restricted stock units vest in cumulative annual increments of 50% beginning December 13, 2006 and Messrs. Augustine and Greene’s restricted stock units vest in full on June 13, 2007.

(5)
Represents the values of the restricted stock units to acquire 434,783 shares and 36,232 shares granted to Messrs. L Schneider and Augustine effective as of September 24 and 29, 2004 , respectively. These restricted stock units vest in cumulative annual increments of 25% beginning September 2005, subject to acceleration if the grantee's employment relationship is terminated other than for cause or voluntary termination, as such terms are used in the restricted stock award agreement governing same. Dividends are payable (in restricted stock units) with respect to these units to the extent cash dividends are paid on our common stock.

(6)
The value (i.e., the closing price) of the shares of US Energy common stock underlying the unvested restricted stock units held by Messrs. L. Schneider, Fogel, Augustine and Greene as of December 30, 2005 (i.e., $2.24 per share) was $730,435, $224,000, $83,270 and $22,400, respectively.

Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year(%)	Exercise or Base Price ($/SH)	Expiration Date	Grant Date Present Value ($)(1)

Lawrence I. Schneider	—	—	—	—	—
Asher E. Fogel	150,000(2)	9.3	1.25	8/16/15	118,710
	150,000(3)	9.3	2.00	8/16/15	98,415
	450,000(4)	27.8	3.50	12/12/10	247,950
Henry N. Schneider	150,000(2)	9.3	1.375	8/16/15	80,520
	90,000(5)	5.6	2.00	8/16/10	35,496
	60,000(6)	3.7	2.00	8/16/15	39,366
	450,000(4)	27.8	3.50	12/12/10	247,950
Richard J. Augustine	25,000(7)	1.5	2.50	12/12/10	18,625
Adam D. Greene	50,000(7)	3.1	2.50	12/12/10	37,250
-------------------

(1)
These amounts represent the estimated present value of stock options at the date of grant, calculated using the Black-Scholes option pricing model based on the following assumptions: a volatility of 0.45; an expected life of five years with respect to the options that expire in 2010 and ten years with respect to the options that expire in 2015; a risk-free interest rate of 4.77%; and a dividend yield of 0.0%.

(2)	Exercisable with respect to 80,000 and 70,000 shares on the date of grant and January 1, 2006, respectively.
(3)	Exercisable with respect to 70,000 shares and 80,000 shares on August 16, 2006 and January 1, 2007, respectively.
(4)
Exercisable in 50% annual increments beginning December 13, 2006; provided, however, the options may not be exercised until the average of the trading prices for 20 consecutive trading days is at least $4.00 per share.

(5)	Exercisable with respect to 10,000 shares and 80,000 shares on August 17, 2006 and January 1, 2007, respectively.
(6)	Exercisable beginning August 17, 2006.
(7)	Exercisable in 50% annual increments beginning December 13, 2006.

Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year End Option/SAR Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number Of Securities Underlying Unexercised Options At December 31, 2005	Value Of Unexercised In-The-Money Options At December 31, 2005 ($) (1)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Lawrence I. Schneider(2)	—	—	1,016,800/0	—
Asher E. Fogel	—	—	80,000/670,000	79,200/105,300
Henry N. Schneider	—	—	1,095,700/670,000	71,200/130,500
Richard J. Augustine	—	—	0/25,000	—
Adam D. Greene	—	—	0/50,000	—

(1)
These amounts represent the difference between the exercise price of the stock options and $2.24, which was the closing price of our common stock on December 30, 2005 as reported by The NASDAQ Stock Market (the last day of trading for the fiscal year ended December 31, 2005) for all in-the-money options held by the listed officer.

Employment Agreements

Our employment agreement with Lawrence Schneider expires in May 2007, and our employment agreements with Messrs. Fogel and H. Schneider expire in August 2007. These agreements renew automatically (unless timely notice of non-renewal is given) for successive one year periods, provide Mr. Fogel with an annual base salary of $300,000 and each of Messrs. L. Schneider and H. Schneider with annual base salaries of $180,000, and provide Messrs. Fogel, L. Schneider and H. Schneider with other fringe benefits (e.g. health benefit and life insurance plans) afforded by us as of the date of the applicable agreement and as we may provide from time to time to our senior executives. Messrs. Augustine and A. Greene are “at-will employees” and their annual base salaries are currently $150,000 and $175,000, respectively. Until otherwise determined by the Compensation Committee, $100,000 and $55,000, respectively, of Messrs. Fogel and A. Green’s salaries are to be paid through the issuance of our common stock.

Compensation of Directors

Independent directors receive (i) a $20,000 annual retainer, (ii) $1,000 for each Board (including the board of directors of US Energy Biogas Corp., our majority owned subsidiary), Audit or Compensation Committee meeting in which they participate, (iii) $500 for each Finance or Nominating and Governance committee meeting in which they participate (collectively, the “Finance/Nominating Committee”), and (iv) $1,000 for each meeting of non-standing special committees (the “Non-Standing Committees”) in which they participate. The aggregate fees payable to any director for participating in meetings on any day shall not exceed $1,000 though this limitation does not apply to meetings of Non-Standing Committees. The Chairman of the Audit Committee, the Compensation Committee and the Finance/Nominating Committee receive annual retainers of $15,000, $10,000 and $2,500, respectively. Annual retainers are payable in arrears in equal quarterly installments on the last business day of the applicable calendar quarter (or any portion thereof) during which the director is serving in the capacity entitling him to such fee.

On the first business day of each calendar year, each independent director who, as of such date, served as a director for at least 90 days prior thereto, is to be issued 2,500 shares of US Energy’s common stock. Newly elected independent directors receive ten year options to acquire 40,000 shares of our common stock at an exercise price equal to fair market value of a share of common stock on the date of grant.

Compensation Committee Report on Executive Compensation

The Compensation Committee approves the compensation to be awarded to the named executive officers. The Committee’s principal objectives in making these decisions are to increase stockholder value and to align the long term interests of our key employees with those of our stockholders. The Committee uses compensation programs that it believes are consistent with these objectives and appropriate for a business of our size and complexity. Further, the Committee generally strives to distinguish between awards for past performance and awards designed to incentivize future performance and retention of key employees. The principal components of the Company’s compensation programs are base salary, cash bonuses and equity based awards.

In 2005, the Committee approved the employment agreement with Asher Fogel, who was hired as our CEO in August 2005. The terms and conditions of this agreement were generally similar to the employment agreement US Energy had, upon Committee approval, entered into in May 2005 with Lawrence Schneider, Chairman of the Board, who, in 2005, was serving as CEO until Mr. Fogel assumed such position effective August 17, 2005. The Committee, in approving these arrangements, relied principally upon its members’ belief that the compensation payable to Messrs. Fogel and L. Schneider was generally less than the compensation payable to CEO’s of New York based businesses of comparable size and complexity. Mr. Fogel was also awarded stock options at the inception of his term as CEO in the belief that the CEO should have an equity stake in US Energy, and in December 2005, he was awarded options and restricted stock units as a long-term incentive. To emphasize the incentive objective, these awards to Mr. Fogel generally vest over time and the exercise price of two-thirds of his options bear premiums ranging from 60% to 80% of the fair market value of our common stock on the grant date thereof.

Compensation, including the grant of equity based awards, for the other named executive officers was generally determined pursuant to subjective considerations and in recognition of the assumption of additional responsibilities.

Ronny Strauss Carl W. Greene Stephen Brown

STOCK PERFORMANCE GRAPH

The following performance graph shows a comparison of cumulative total stockholder returns for our common stock with the cumulative returns on the Nasdaq - US Index (the “Nasdaq Index”) and the S&P 500 Multi-Utilities (the “Utilities Index”) and assuming that on December 31, 2000, $100 was invested in our common stock and the other indices and that all dividends were reinvested. The performance shown is based upon data furnished by Standard & Poor’s Compustat Services, Inc. We note that the our total stockholder return performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of our common stock.

	2001	2002	2003	2004	2005
US Energy	$114.00	$23.50	$28.25	$20.05	$56.00
Utilities Index	22.18	7.00	9.82	11.71	13.70
Nasdaq Index	79.32	54.84	81.99	89.22	91.12

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock owned as of September 15, 2006 (including shares of common stock that each person has the right to acquire by November 14, 2006 by: (i) each director, (ii) each of our executive officers, (iii) those persons known to us to beneficially own 5% or more of our common stock, and (iv) all of our directors and officers as a group. The table excludes the shares described under “Proposal 2. Approval of Issuance o f Shares of Common Stock upon the Exercise of Certain Warrants and The Conversion of Certain Securities.” (As of September 15, 2006, there were 17,402,303 shares of our common stock outstanding). Unless otherwise indicated, the address of each of the beneficial owners identified below is c/o U. S. Energy Systems, Inc., 750 Lexington Avenue, New York, New York, 10022.

Name and address	Amount and nature of beneficial ownership	Percent of Class
Lawrence I. Schneider	3,270,128 (1)	17.7
Asher E. Fogel	220,000 (2)	*
Henry N. Schneider	1,454,737 (3)	7.8
Richard J. Augustine	20,444 (4)	*
Adam D. Greene	— (5)	*
Stephen L. Brown	20,000 (6)	*
Carl W. Greene	90,645 (7)	*
Jacob Feinstein	61,630 (8)	*
Ronny Strauss	54,429 (9)	*

Rita Schneider	3,270,128 (10)	17.7

Mark S. Brady d/b/a Financial Planning Analysts 734 Walt Whitman Road, Suite 301 Melville, New York 11747	1,980,700 (11)	11.4

Bernard Zahren Pond View Corporate Center 76 Batterson Park Road Farmington, CT 06032	946,920 (12)	5.4

Göran Mörnhed 94 Colabaugh Pond Road Croton on the Hudson, NY 10520	1,779,000 (13)	10.2

All executive officers and directors as a group (9 persons)	5,192,013	26.0

______________

* Indicates less than 1%

(1)  Includes: (i) 911,112 shares, (ii) 1,342,216 shares owned by his spouse, Rita Schneider, and over which he disclaims beneficial ownership and (iii) options to acquire 1,016,800 shares. Excludes 434,783 shares issuable in connection with restricted stock units.

(2)  Includes options to acquire 220,000 shares. Excludes options to acquire 530,000 shares that are not exerciseable by November 14, 2006 and restricted stock units to acquire 250,000 shares.

(3)  Includes (i) 219,037 shares and (ii) options to acquire 1,235,700 shares. Excludes options to acquire 530,000 shares that are not exerciseable by November 14, 2006 and 25,000 shares issuable in connection with restricted stock units.

(4)  Includes 20,444 shares of common stock owned directly. Excludes options to acquire 25,000 shares of common stock that are not exerciseable by November 14, 2006 and restricted stock units to acquire 96,232 shares of common stock.

(5)  Excludes options to acquire 50,000 shares that are not exerciseable by November 14, 2006 and 10,000 shares issuable pursuant to restricted stock units.

(6)  Includes 10,000 shares of common stock and 10,000 shares of common stock issuable upon exercise of options.

(7)  Includes 50,645 shares of common stock and 40,000 shares of common stock issuable upon exercise of options.

(8)  Includes 21,630 shares of common stock and 40,000 shares of common stock issuable upon exercise of options.

(9)  Includes 14,429 shares of common stock and 40,000 shares of common stock issuable upon exercise of options.

(10)  Includes 1,342,216 shares. Also included herein are the following securities beneficially owned by her spouse, Lawrence Schneider, and over which she disclaims beneficial ownership: (i) 911,112 shares; and (ii) options to acquire 1,016,800 shares. Excludes 434,783 shares issuable in connection with restricted stock units held by Lawrence Schneider.

(11)  Based on the Schedule 13G and the Form 4 filed by such person on March 31, 2006 and May 19, 2006, respectively. Generally, these filings reflect that such person has the sole power to vote or direct the disposition with respect to 175,000 shares and shares the power to dispose or direct the disposition (but not the power to vote) with respect to 1,805,700 shares. The percentage ownership reported by such person has been recalculated to reflect the shares of common stock outstanding as of September 15, 2006.

(12)  Includes (i) 195,138 shares of common stock, (ii) options to acquire 500,000 shares of common stock, (iii) 176,388 shares of common stock issuable upon conversion of 29,398 shares of Series C Preferred Stock and (iv) 75,394 shares of common stock issuable upon exercies of Series C Warrants. Certain of the information with respect to such person is based on such person’s Schedule 13D.

(13)  Based in part on Form 4’s filed by such individual, includes 9,000 shares of common stock owned directly and 1,770,000 shares of common stock issuable upon exercise of options.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN
FAVOR OF THE ELECTION OF ASHER E. FOGEL AND STEPHEN L. BROWN AS OUR CLASS 2 DIRECTORS.

PROPOSAL 2: APPROVAL OF ISSUANCE OF SHARES OF COMMON STOCK UPON THE EXERCISE OF CERTAIN WARRANTS AND THE CONVERSION OF CERTAIN SECURITIES.

Introduction

At the meeting, our stockholders will be asked to approve of the issuance of shares of our common stock upon the conversion or exercise of the following securities:

Initial Holder	Title of Security	Number of shares of Common Stock issuable upon exercise/conversion	Exercise Price
Silver Point Finance, LLC (“Silver Point”)	Series G Warrants (the “Silver Point Warrants”)	4,488,780[1]	$0.01
Kenmont Special Opportunities Master Fund L.P. (“Kenmont”)	Series H Warrants	495,220	$0.01
Credit Suisse Securities (USA) LLC (“Credit Suisse Securities”)	Series H Warrants	90,000	$0.01
Kenmont	Series I Warrants	465,000	$4.37
Credit Suisse Securities	Series I Warrants	135,000	$4.37
VTEX Energy, Inc. (“VTEX”)	Series D Warrants	166,667	$8.00
VTEX	Series E Warrants	166,667	$9.00
VTEX	Series F Warrants	166,666	$10.00
VTEX	100 Class B membership units (the “VTEX Units”) that our subsidiary, US Energy Overseas Investments, LLC (“Overseas”), issued to VTEX	1,900,000	conversion of the VTEX Units

________________________
1  In the event that we do not obtain the guaranty by our majority owned subsidiary, US Energy Biogas Corp. (“Biogas”), of the Silver Point financing arrangements by December 31, 2006 (which guaranty requires the consent of the Countryside Power Income Fund and its affiliates (“Countryside”) and of Cinergy Energy Solutions, Inc. or its successors (“Cinergy”)), warrants to acquire an additional 3,998,000 shares of our common stock will also be issued. Inasmuch as we are currently involved in litigation with Countryside and Countryside has advised Biogas that Biogas has not provided Countryside with certain financial information as required by the Countryside financing documents, no assurance can be given that Countryside will consent to Biogas providing such guaranty.

For a more detailed description of the terms of the Convertible Securities, see “Terms of the Convertible Securities” below. The Series H Warrants and the Series I Warrants are collectively referred to as the “Kenmont/CS Warrants”, the Series D Warrants, the Series E Warrants and the Series F Warrants are collectively referred to as the “VTEX Warrants”, the Silver Point Warrants, the Kenmont/CS Warrants and the VTEX Warrants are collectively referred to as the “Financing Warrants” and the Financing Warrants and the VTEX Units are collectively referred to as the “Convertible Securities.” The shares of our common stock that are issuable upon the conversion or exercise of the Convertible Securities are referred to as the “Transaction Shares”.

The Convertible Securities are convertible or exercisable for up to 8,074,000 shares of our common stock (or 12,072,000 shares, if we do not obtain Biogas’ guaranty of the Silver Point financing arrangements by December 31, 2006). However, the Convertible Securities contain anti-dilution protection so that in certain circumstances the number of shares of common stock issuable upon the conversion or exercise of the Convertible Securities would be increased.

The shares of our common stock are quoted on the NASDAQ Stock Market. The rules of the NASDAQ Stock Market require us to obtain our stockholders’ approval of the issuance of the Transaction Shares because the number of Transaction Shares issuable upon the conversion or exercise of the Convertible Securities is more than 20% of the number of shares of common stock that were outstanding before the issuance of Convertible Securities.

The Convertible Securities are not exercisable until our stockholders have approved the issuance of the Transaction Shares; in the event stockholder approval is not obtained by November 6, 2006, subject to an additional 59 days in specified circumstances, (i) certain of the Financing Warrants will terminate, (ii) the other Financing Warrants will be exercisable for a reduced number of Transaction Shares, (iii) the VTEX Units will only be convertible into up to 900,000 shares of our Common Stock and (iv) we will be required to pay liquidated damages to Silver Point, Credit Suisse Securities and Kenmont. See “Consequences of our Stockholders’ Failure to approve the Transaction Shares.”

Stockholders may not vote in favor of certain of the issuances of Transaction Shares and against the remaining issuances of Transaction Shares; the issuance of the Transaction Shares must be approved or disapproved in its entirety.

The Board has already adopted a resolution declaring the advisability of the approval of the issuances of Transaction Shares.

Background

The Convertible Securities were issued in connection with our acquisition (the “UK Transaction”) of certain energy assets in the United Kingdom through certain of our subsidiaries and with the financing for the UK Transaction. The UK Transaction was completed on August 7, 2006. The assets (the “UK Assets”) acquired include (i) gas licenses for approximately 100,000 acres of onshore natural gas properties and mineral rights in North Yorkshire, England (the “Gas Licenses”), including approximately 62.4 bcf (P2) of proved and probable reserves (consisting of approximately 42.8 bcf (P1) of proved reserves and approximately 21.9 bcf of probable reserves) and additional undeveloped gas prospects, (ii) the Knapton Generating Station, a 42 MW gas-fired power plant associated with and located in the vicinity of the natural gas reserves in North Yorkshire, England, and (iii) certain related gas gathering and processing assets. See “Acquisition of the UK Assets.”

VTEX was the seller of certain of the UK Assets and as partial payment for those UK Assets we issued the VTEX Warrants to VTEX and our subsidiary Overseas issued the VTEX Units to VTEX. See “Transactions with VTEX Energy, Inc.”

In order to finance the UK Transaction, (i) GBGH, LLC (“GBGH”), which is 79% owned by our subsidiary, Overseas, borrowed $113,500,000 from certain lenders pursuant to a First Lien Credit Agreement with such lenders and Credit Suisse, Cayman Islands Branch (“Credit Suisse”), and borrowed $29,500,000 from certain lenders pursuant to a Second Lien Credit Agreement with such lenders and Credit Suisse and (ii) Overseas borrowed approximately $23.3 million from certain lenders pursuant to a financing arranged by Silver Point (the “Silver Point Credit Agreement”). These financing provided approximately $166 million for the acquisition of the UK Assets, for certain reserves required by the terms of the financing and for working capital to be used by our subsidiaries for the operation and upgrading of the UK Assets and the proposed increased production of natural gas from the reserves covered by the Gas Licenses. See “Financing Arrangements.” In connection with such loans, Silver Point was issued the Silver Point Warrants and Credit Suisse Securities and Kenmont were issued the Kenmont/CS Warrants. See “Fees payable to Credit Suisse, Silver Point and Kenmont.”

Terms of the Convertible Securities

Initial Holders	Silver Point and its designees.	Kenmont and Credit Suisse Securities	VTEX and its designees	VTEX and its designees
Title of Security:	Series G Warrants (the “Silver Point Warrants”)	Series H Warrants and Series I Warrants	Series D Common Stock Purchase Warrants, Series E Common Stock Purchase Warrants and Series F Common Stock Purchase Warrants	100 Class B Membership Units issued by Overseas
Number of Shares:	4,488,780[1,2]	585,220 (Series H Warrants) and 600,000 (Series I Warrants)[1].	166,667 (Series D Warrants), 166,667 (Series E Warrants) and 166,666 (Series F Warrants)[3]	1,900,000[4]
Exercise Price:	$0.01	$0.01 (Series H Warrants) and $4.37 (Series I Warrants)	$8.00 (Series D Warrants), $9.00 (Series E Warrants) and $10.00 (Series F Warrants)	Delivery of the VTEX Units
Anti-Dilution Protection: [10]	Yes.[5]	Yes.[6]	No.	No.

[1]
In the event stockholder approval is not obtained by November 6, 2006, subject to an additional 59 days in specified circumstances (the “Approval Deadline”), (i) certain of the Warrants will terminate, (ii) the other Warrants will be exercisable for a reduced number of Transaction Shares and (iii) we will be required to pay liquidated damages.

[2]
Plus warrants to acquire an additional 3,998,000 shares of our common stock in the event that we do not obtain the guaranty by our majority owned subsidiary, Biogas, of the Silver Point financing arrangements by December 31, 2006 (which guaranty requires the consent of Countryside and of Cinergy. Inasmuch as we are currently involved in litigation with Countryside and Countryside has advised Biogas that Biogas has not provided Countryside with certain financial information as required by the Countryside financing documents, no assurance can be given that Countryside will consent to Biogas providing such guaranty).

[3]	In the event stockholder approval is not obtained by the Approval Deadline, the Warrants will terminate.

[4]	In the event stockholder approval is not obtained by the Approval Deadline, the VTEX Units will only be convertible into 900,000 shares.

[5]
The exercise price is subject to adjustment on a weighted average basis (i) for issuances by the Company, with certain exceptions, of common stock, options, warrants and other rights to acquire our common stock, at a price below the greater of $ 3.00 (subject to adjustment) or fair market value (as determined pursuant to the warrant) of a share of our common stock, and (ii) for acquisitions of such securities at a price greater than fair market value. A reduction of the exercise price generally results in a proportionate increase in the number of Transaction Shares issuable upon exercise of the these Warrants in their entirety (e.g., if the exercise price is halved the number of Transaction Shares is doubled) .

Exercise Period:	From the approval of the issuance of the Transaction Shares until February 7, 2014.[7]	From the approval of the issuance of the Transaction Shares until February 7, 2014[7].	From the approval of the issuance of the Transaction Shares until August 7, 2011[7].
From the earlier to occur of the third anniversary of the closing or the date on which the average market price of our common stock exceeds $11.00 per share for 20 consecutive trading days. In addition, until August 7, 2012 we have the right to cause the VTEX Units to be converted into our common stock once the average market price, determined as described in the previous sentence, exceeds $14.307,[8]

Right to Designate Director:	Yes. [9]	No	No.	No
Registration Rights:	shelf, demand and/or piggyback registration rights for the resale of the Transaction Shares.	shelf, demand and/or piggyback registration rights for the resale of the Transaction Shares.	demand and/or piggyback registration rights for the resale of the Transaction Shares.	demand and/or piggyback registration rights for the resale of the Transaction Shares.

[6]
The exercise price is subject to adjustment on a weighted average basis for our acquisition of our common stock or of rights to acquire our common stock, for more than fair market value. A reduction of the exercise price generally results in a proportionate increase in the number of Transaction Shares issuable upon exercise of these Warrants in their entirety.

[7]	For the consequence of the failure to obtain our stockholders’ approval of the issuance of the Transaction Shares, see “Consequence of our Stockholders’ Failure to approve the Transaction Shares.”

[8]	Notwithstanding the foregoing, the VTEX Units are not convertible until the issuance of the Transaction Shares is approved by our stockholders..

[9]	Holders of the Silver Point Warrants are entitled to designate, at their option, one person to either serve as a member of the board of directors or as an observer at board meetings.

[10]	All the Convertible Securities contain standard anti-dilutions provisions with respect to stock dividends, stock splits and the like.

Consequences of our Stockholders’ Failure to approve the Transaction Shares

If stockholder approval is not obtained by November 6, 2006, subject to an additional 59 days in specified circumstances, the following consequences will result:

With respect to Silver Point:

•	the money borrowed pursuant to the Silver Point financing arrangement becomes due and payable,
•	we are obligated to pay Silver Point an additional $40 million; and
•
Silver Point will be entitled to exercise the Silver Point Warrants to acquire up to (A) the maximum number of shares permitted under Nasdaq’s rules less (B) the number of shares potentially issuable to VTEX under the VTEX Units and the number of shares potentially issuable to Credit Suisse Securities and Kenmont under the Kenmont/CS Warrants, but in no event less than 2,076,712 shares of our common stock.

At Kenmont’s option, Kenmont:

•	receives $6,102,200 from us and returns all of the Series H and Series I Warrants that were issued to it;
•	receives $4,227,200 from us, retains Series H Warrants to acquire up to 306,212 shares and return all of the other Warrants to us; or
•	if, notwithstanding the failure to obtain stockholder approval of all of the Financing Warrants, such stockholder approval is obtained in respect of Kenmont’s Warrants, to retain Kenmont’s Warrants.

At Credit Suisse Securities’ option, Credit Suisse Securities:

•	receives $1,125,000 from us and returns all of the Series H and Series I Warrants that were issued to it;
•	receives $687,500 from us and retain Series H Warrant to acquire up to 88,000 shares and return all of the other Warrants to us; or
•
if, notwithstanding the failure to obtain stockholder approval of all of the Financing Warrants, such stockholder approval is obtained in respect of Credit Suisse Securities’ Warrants, to retain Credit Suisse Securities’ Warrants.

With respect to VTEX:

•	The VTEX Warrants will terminate and
•	the VTEX Units may only be converted into up to 900,000 shares of common stock.

Acquisition of the UK Assets

The Gas Licenses and certain related gas gathering and processing assets were owned (directly and indirectly) by Viking Petroleum UK Limited (“Viking Petroleum”) and by Scottish Power Generation Limited (“Scottish Power Generation”), an affiliate of Scottish Power Energy Management (“Scottish Power”). The Knapton Generating Station and the other related assets were owned by Scottish Power Generation. As part of the UK Transaction, we acquired a 99% interest in the Gas Licenses and the related assets owned by Viking Petroleum by purchasing all of the outstanding equity interests in Viking Petroleum from the owners of those equity interests. All of the equity interests in Viking Petroleum are now owned by UK Energy Systems Limited (“UK Energy”), which is a wholly-owned subsidiary of GBGH, which is 79% owned by our subsidiary, Overseas. (Twenty-one percent of GBGH is owned by Marathon Capital Holdings (UK), L.L.C.). The Knapton Generating Station, the remaining 1% interest in the Gas Licenses and certain related assets owned by Scottish Power Generation were purchased by RGS Energy Limited (“RGS Energy”), an English company which is a wholly-owned subsidiary of UK Energy.

The following table summarizes certain information regarding the acquisition of the UK Assets:

Purchaser	Sellers	Assets Acquired	Purchase Price
UK Energy	Viking, LLC and TCW Global Project Fund II, Ltd.	Approximately 65% of the equity interest in Viking Petroleum	Repayment of approximately $40 million of indebtedness of Viking Petroleum and its affiliates
Overseas	VTEX Energy, Inc.	All of the issued and outstanding shares of common stock of Viking International Petroleum Limited, which held approximately 25% equity interest in Viking Petroleum	Class B Membership Units in Overseas and our warrants convertible or exchangeable into an aggregate of 2.4 million shares of our common stock. See “Transactions with VTEX Energy, Inc.”
UK Energy	Individuals with whom we were unaffiliated	Approximately 10% equity interest in Viking Petroleum	Approximately $400,000.
RGS Energy Limited	Scottish Power Generation	42 MW gas-fired power plant, certain gas gathering and processing assets and a 1% interest in the Gas Licenses	Approximately $29.6 million

As a result of the UK Transaction, GBGH acquired:

•
Four natural gas extraction licenses and two gas exploration licenses with respect to onshore natural gas reserves located in the North Yorkshire region of Northern England and related gas gathering and processing assets (the “Gas Project”):

•	42.8 Bcf (66%) of proved reserves and 21.9 Bcf (34%) of probable natural gas reserves and additional undeveloped gas prospects

•	Six gas fields: four producing (Kirby Misperton, Marishes, Pickering and Malton) and two to be developed (Wykeham, Lockton);

•	An associated 42 MW nameplate capacity gas-fired power generating facility and related gas pipelines and collection system (the “Knapton Plant” and together with the Gas Project, the “Project”).

•	Ancillary equipment, including all gas collection and processing equipment

Gaffney Cline & Associates, an international oil and gas consulting firm, reported that the cumulative production from the currently developed gas fields as of September 30, 2005 was 32.3 Bcf out of an estimated ultimate proved recover of 75.1 Bcf of initial gas in place, with remaining proved reserves of 42.8 Bcf. Management believes there is a likelihood of additional volumes of gas being located through more exploration and work on the undeveloped fields.

The Knapton Plant, which is located on site, is a single cycle, gas- fired GE LM-6000 combustion turbine placed in service in 1994. Its power plant, pipelines, gas collection and processing equipment and well sites have been operated and maintained on behalf of Scottish Power Generation by Viking Gas.

Following the acquisition, we commenced a 36 month project (the “Expansion”) to improve and expand the Project which is scheduled to be completed in two phases, Phase I and Phase II, for an aggregate cost of approximately $46.3 million:

•
Phase I is scheduled to be completed approximately in March 2007 and includes (i) the installation of compression equipment at the producing gas fields in order to increase the production to approximately 7.0 MMcsf/d, (ii) the resolution of certain operational issues at the Knapton Plant, thereby enabling a continuous operation of the Knapton Plant at near capacity on a basis of 24 hours per day and (iii) new drilling and well work on the producing wells. The estimated cost for Phase I is $12 million.

•
Phase II will commence upon the completion of Phase I and is scheduled to be completed within approximately 29 months from its commencement. During Phase II, we will fully develop the gas fields with a target production upon completion of approximately 20 MMscf/d and construct a pipeline to connect the Gas Project to the UK National Transmission System (“NTS”) network. The estimated cost for Phase II is $34.3 million.

All the electricity and gas produced by the Project will be sold to Scottish Power pursuant to a Power Purchase Agreement with Scottish Power (the “Power Purchase Agreement”) and a Gas Sales Agreement with Scottish Power (the “Gas Sales Agreement”) with a combined 12-year term. During the Expansion, the Project’s revenues will be derived from power sales under the Power Purchase Agreement. Upon completion of Phase II, it is anticipated that the Project will primarily sell gas pursuant to the Gas Sales Agreement. For three years following connection to the NTS, Scottish Power has the right to call for power to be delivered where it is economically advantageous for both parties to do so whereby the Project will both be paid for the gas under the terms of the Gas Sales Agreement and collect additional payments from Scottish Power relating to the electricity sales.

Natural gas will be

•
During the period prior to connection to the NTS network, gas will be converted into electricity at the Knapton Plant and sold to Scottish Power under the Power Purchase Agreement. Following connection to the NTS network, all gas will be sold to Scottish Power under the Gas Sales Agreement. For three years following connection to the NTS network, Scottish Power has the option to have the Project generate electricity at the Knapton Plant if it is economically advantageous to both parties to do so. If this option is exercised, the Project will both be paid for the gas in under the terms of the Gas Sales Agreement and collect additional payments from Scottish Power relating to the electricity sales.

•	Excess gas production may be sold to Scottish Power at a price to be agreed, if capacity becomes available.

We also entered into various hedging and similar arrangements with respect to, among other things, gas and electricity prices, interest and currency rates, and carbon emission allowances. Our gas and electric hedges assure us that we will receive not less than specified prices for the sale of electricity from the Knapton Generating Station until August 2009 and for the sale of gas from the facility in 2010 and 2011. Our currency and interest rate hedges ensure that the results of operations with respect to our UK activities will not be adversely impacted, until at least August 2009, as a result of fluctuation in such rates. Our hedge with respect to carbon emission allowances ensures that we will be able to purchase such allowances, if needed, at fixed prices through December 31, 2007.

Financing Arrangements

In order to provide funds for the acquisition of the UK Assets and working capital for the operation and maintenance of the UK Assets and for the Expansion, GBGH borrowed $143,000,000 through financing arranged by Credit Suisse and Overseas borrowed approximately $23.3 million through financing arranged by Silver Point. Overseas contributed the proceeds from the Silver Point financing to GBGH. GBGH used approximately $70.4 million of the proceeds from both financings to purchase the UK Assets. GBGH used or will use the remainder of the proceeds of the financings to fund reserves for debt service, the operation and maintenance of the UK Assets and to pay costs and expenses associated with the UK Acquisition, its financing and the Expansion.

Credit Suisse Financing Arrangements

GBGH borrowed $113,500,000 from certain lenders pursuant to a First Lien Credit Agreement with such lenders and Credit Suisse, and borrowed $29,500,000 from certain lenders pursuant to a Second Lien Credit Agreement with such lenders and Credit Suisse.

The following is a summary of the material terms and conditions of the Credit Suisse financing arrangements:

	First Lien Credit Agreement	Second Lien Credit Agreement
Borrower:	GBGH	GBGH
Amount Borrowed:	$113,500,000	$29,500,000
Stated Maturity:	August 7, 2013	August 7, 2014
Interest Rate:
GBGH is permitted to elect from time to time to have portions of the loan treated as either a base rate advance (which advances generally bear interest at 4.5% plus the higher of (i) Credit Suisse’s prime rate in New York and (ii) ½ of one percent above the federal funds rate) or a Eurodollar rate advance (which advances generally bear interest at the British Bankers’ Association Interest Settlement Rates for deposits in dollars plus 5.5% percent).

At present, the loan is a eurodollar rate loan and bears interest, payable quarterly, at 11.25% per annum.

The loan also bears additional interest at 6% per annum which will be capitalized and added to the outstanding principal amount of the loan on a quarterly basis. For calculating the interest that is due on a current basis, GBGH may elect from time to time to have portions of the loan treated as either a base rate advance (which advances generally bear cash interest at 1.5% plus the higher of Credit Suisse’s prime rate in New York and ½ of one percent above the federal funds rate) or a Eurodollar rate advance (which advances generally bear cash interest at the British Bankers’ Association Interest Settlement Rates for deposits in dollars plus 2.5 percent rate).

At present, the loan is a eurodollar rate loan and bears interest, payable quarterly, at 14% per annum payable on a current basis at the end of each interest period.

Collateral:
The obligations of GBGH are secured on a first priority basis: (i) by a first priority security interest in substantially all of the assets of GBGH and its subsidiaries, including GBGH’s equity interests in UK Energy, and (ii) by Overseas’ first priority pledge of all of its interest in GBGH. In addition, GBGH and its subsidiaries were required to establish reserve accounts and to maintain in such accounts certain funds for various purposes, such as the Expansion, operating costs and maintenance.

The obligations of GBGH are secured on a second priority basis as follows: (i) GBGH granted Credit Suisse a second priority security interest in substantially all of the assets of GBGH and its subsidiaries, and (ii) Overseas gave a second priority pledge of all of its interest in GBGH. In addition, GBGH and its subsidiaries were required to establish accounts and to maintain in such accounts certain funds for various purposes, such as the Expansion, operating costs and maintenance.

Prepayments:
GBGH, in its discretion, may prepay the loan in whole or in part, together with a prepayment penalty. In addition, until the loan is fully prepaid GBGH is required to prepay the loan at the end of each quarter in an amount equal to (i) prior to completion of the Expansion, 90% of the excess cash flow for such quarter from revenues of GBGH and its subsidiaries generated by the UK Assets, after payment of all operating and maintenance expenses of the UK Assets and debt service for Credit Suisse financings and replenishment of certain required reserves (“Excess Cash Flow”), and (ii) after the completion of the Expansion, 100% of the Excess Cash Flow for such quarter.

GBGH is also required to repay the loan in certain other specified circumstances, including a casualty or condemnation with respect to the UK Assets.

GBGH, in its discretion, may, but only after the repayment of the first lien loan, prepay the second lien loan in whole or in part, plus a make whole or prepayment penalty. In addition, after the first lien loan is repaid in full GBGH is required to prepay the second lien loan at the end of each quarter in an amount equal to 100% of the Excess Cash Flow for such quarter until the second lien loan is fully repaid.

GBGH is also required to make prepayments in specified circumstances, including a casualty or condemnation with respect to the UK Assets.

Covenants:
These arrangements generally (A) prohibit GBGH and its subsidiaries from (i) incurring or allowing any liens or indebtedness, (ii) selling their assets, (iii) making investments, (iv) making distributions to their equity holders, (v) prepaying indebtedness (other than amounts owing pursuant to the Credit Suisse financing arrangements) and (B) require GBGH to maintain certain debt service coverage ratios, a total leverage ratio, a proven reserve coverage ratio and a net debt to proven reserve ratio.
Generally the same as described under “First Lien Financing - Covenants”.

Equity Support Agreement

In connection with the First and Second Lien Credit Agreements we and GBGH entered into an Equity Support Agreement (the “Equity Support Agreement”) whereby we agreed to provide certain funding in certain circumstances to GBGH as follows:

•
₤2,659,576 (approximately $5,000,000 based on the exchange rate in effect on or about August 7, 2006) no later than September 7, 2007 in one of the collateral accounts to cover certain of GBGH’s major maintenance expenses,

•	to the extent that there are insufficient funds in the reserve account for Expansion, we shall provide the shortfall (any such funding, an “Additional Expansion Cost Contribution”),

•	upon the occurrence of an event of default under the Credit Suisse financing arrangements, $20,000,000 less the Additional Expansion Cost Contribution,

•
up to $4,000,000 in the aggregate, for certain breaches of warranties under the agreements pursuant to which we acquired the UK Assets or upon the discovery of certain negative information relating to the UK Assets (as determined by Credit Suisse, as agent for the lenders to be the damages to GBGH resulting from such breaches or discoveries of negative information); and

•
(i) $20 million, if GBGH elects to extend the initial interest rate and currency hedge agreement which is due to expire on August 7, 2009, and (ii) if GBGH enters into one or more replacement interest rate and currency hedge agreements, the amount payable as an upfront fee or premium to the providers thereunder.

Silver Point Financing Arrangements

On August 7, 2006, Overseas borrowed approximately $23.3 million from certain lenders pursuant to a financing arranged by Silver Point (the “Silver Point Credit Agreement”). Set forth below is a summary of the material terms of this financing arrangement:

Borrower:	Overseas is the borrower and we are guaranteeing its obligations under this arrangement.
Amount borrowed:	Approximately $23.3 million
Maturity:
The loan matures on the earlier of (i) February 7, 2014, (ii) the repayment of the loan pursuant to the Second Lien Credit Agreement and (iii) any earlier acceleration of the loan pursuant to the Silver Point Credit Agreement.

Use of Proceeds:
Overseas contributed approximately $ 22.8 million of the proceeds to GBGH, which GBGH used in part to finance the acquisition of the UK Assets and the funding of certain reserves as described above, and Overseas used the balance to pays fees and expenses associated with the acquisition and the transactions contemplated by the Credit Suisse and Silver Point financing arrangements.

Required Payments:
Overseas is generally required to prepay the loan, with certain exceptions (i) in connection with the sale, of any assets by us or our subsidiaries, (ii) if we or our subsidiaries receive insurance proceeds, (iii) if we or our subsidiaries issue equity (provided that only 50% of the net proceeds in excess of the first $3 million from issuances of our equity is to be applied to reduce such loan), (iv) if Overseas receives any cash, and (v) if we receive any cash (other than the amount necessary for our quarterly operating and administrative expenses). The foregoing prepayment require- ments with respect to events involving our majority owned subsidiary, Biogas, apply only to the extent such events occur on or after December 31, 2006.

Interest:
At present, the loan is a LIBOR rate loan and bears interest at 10.5% per annum. Accrued interest is added to the outstanding principal amount of the loan thereby resulting in an increase in the outstanding principal amount. Overseas may elect from time to time to have portions of the loan treated as either a base rate advance (which advances generally bear cash interest at 3.5% plus the higher of JPMorganChase’s prime rate and the federal funds rate plus three percent and which require monthly payments of interest) or a LIBOR rate advance (which advances generally bear cash interest at 5 percent plus (i) the British Bankers’ Association Interest Settlement Rates for deposits in dollars divided by (ii) an amount equal to one minus plus the Applicable Reserve Requirement (as defined in the Silver Point Credit Agreement) and which require payments of interest at the end of the period for such LIBOR rate advance, which period shall be no more than three months.

Collateral:
The obligations of USEY and Overseas under the Silver Point Credit Agreement are secured by: (i) substantially all of our assets (other than the stock of Biogas), (ii) substantially all of Overseas’ assets (other than its interest in GBGH), and (iii) Overseas’ pledge on a subordinated basis of all of its interest in GBGH. Also, the obligations of Overseas under the Silver Point financing arrangements are secured on a third priority basis by a lien on the collateral granted as security under the Credit Suisse financing arrangements.

Covenants:
These arrangements, with specified exceptions, generally: (i) require Overseas to cause GBGH to distribute to Overseas the maximum amount of excess cash flow that GBGH is permitted to distribute to Overseas pursuant to the Second Lien Credit Agreement, (ii) require us to cause Biogas to distribute to us the maximum amount of excess cash flow that Biogas is permitted to distribute to us pursuant to our financing arrangements with the Countryside Power Income Fund and its affiliates, (iii) prohibit us and our subsidiaries from incurring or suffering to exist any indebtedness, or any liens, (iv) prohibit Overseas from making distributions to equity holders and prohibit us from making any distributions to our affiliates, (v) prohibit us and our subsidiaries from making investments, (vi) prohibit us and our subsidiaries from selling our and their assets or changing our or their businesses, (vii) prohibit us and our subsidiaries from prepaying indebtedness (other than amounts owing pursuant to the Credit Suisse and Countryside financing arrangements) and (vii) prohibit us from amending our organizational documents or material contracts without prior approval by Silver Point. In addition, it is an event of default if (i) if Biogas does not grant Silver Point a first priority perfected security interest on all of its assets promptly upon the payment in full of the debt to Countryside Power Income Fund and its affiliates or (ii) we do not obtain, by December 31, 2006, a guaranty from Biogas of the amounts owing pursuant to the Silver Point financing arrangements.

Transactions with VTEX Energy, Inc.

On May 22, 2006, we and VTEX entered into an amended and restated limited liability company agreement (as amended, the “Overseas Operating Agreement”) with respect to Overseas, pursuant to which, at the closing of the UK Transaction:

•	VTEX contributed to Overseas all the outstanding share capital of Viking International Petroleum Limited, an entity that owned approximately 25% of Viking Petroleum;

•	Overseas issued the VTEX Units to VTEX (for a description of these units, see “Terms of the Convertible Securities.”);

•	We issued to VTEX the VTEX Warrants to acquire up to 500,000 shares of our common stock (for a description of these Warrants, see “Terms of the Convertible Securities.”); and

•	We made contributions to Overseas so that our aggregate contributions to Overseas was approximately $ 8.135 million.

Overseas’ Operating Agreement:

Representatives of US Energy constitute Overseas’ Board of Managers. With limited exceptions, we hold all the voting rights with respect to Overseas.

Overseas’ Operating Agreement provides that to the extent Overseas’ Board of Managers determines that net cash flow is to be distributed, it is to be distributed in the following descending order of priority:

•	Pro rata based on VTEX’s and US Energy’s capital contributions until each has received distributions equal to their capital contribution and a preferred return of 12% per year on such contributions;

•	50% to each party until such party has received total distributions of net cash flow equal to $350,000 plus 12% per annum thereon; and thereafter,

•	90% to us and 10% to VTEX.

Gain on a sale of all or substantially all of the assets of Overseas or the liquidation or dissolution of Overseas is to be allocated in the following order of priority:

•	Pro rata, to VTEX and US Energy until both VTEX and US Energy’s capital account is equal to such member’s unrecovered capital and a preferred return thereon of 12% per year ;

•	99% to VTEX and 1% to us, until VTEX has been allocated an amount equal to $20,900,000; and thereafter

•	100% to us.

Generally, income and losses are to be allocated in the same manner as net cash flow is distributed.

Fees paid to Credit Suisse, Silver Point and Kenmont

We paid an aggregate of approximately $ 3.8 million in fees (excluding the fees of their professionals) to Credit Suisse Securities, Silver Point, and Kenmont. We also issued the Silver Point Warrants to Silver Point and the Kenmont/CS Warrants to Credit Suisse Securities and Kenmont. A summary of the material terms of such Warrants is set forth under “Terms of the Convertible Securities.”

Reasons for the Proposal

As indicated above we are required by NASDAQ to obtain stockholder approval because the number of Transaction Shares issuable upon the conversion or exercise of the Convertible Securities is more than 20% of the number of shares of common stock that were outstanding before the issuance of Convertible Securities. As the Convertible Securities are convertible or exercisable for up to 8,074,000 shares of our common stock (or 12,072,000 shares, if we do not obtain Biogas’ guaranty of the Silver Point financing arrangements by December 31, 2006), the Transaction Shares represent approximately 46.6% of the number of shares of common stock that were outstanding on August 7, 2006 immediately prior to the completion of the UK Acquisition and the related financing (or 69.6% shares, if we do not obtain Biogas’ guaranty of the Silver Point financing arrangements by December 31, 2006).

Our Board held numerous meetings at which it discussed the UK Transaction and its financing. The Board considered and discussed the terms of the financing at length, including the issuances of the Convertible Securities and the fees payable to Silver Point, Kenmont and Credit Suisse Securities. The Board noted that Warrants to purchase an additional 3,998,000 shares of our common stock at $0.01 per share would be issued if we were unable to get Biogas’ guarantee of the Silver Point financing arrangements by December 31, 2006 (which guaranty requires the consent of Countryside and its affiliates and of Cinergy, and that obtaining the necessary consents would be difficult). The Board noted the number of Transaction Shares that were issuable, and the price that would be paid for them. The Board noted that stockholder approval would be required and considered the consequences that would ensue if stockholder approval was not obtained on a timely basis: (i) the money borrowed pursuant to the Silver Point financing arrangement becomes due and payable, (ii) we are obligated to pay Silver Point an additional $40 million, Kenmont, if it so elects, an additional $6,102,200 and Credit Suisse Securities, if it so elects, an additional $1,125,000 and (iii) Silver Point, Kenmont and Credit Suisse Securities will be entitled to exercise their Warrants to acquire up to 2,442,166 shares of our common stock at $0.01 per share. Ultimately the Board determined that completing the UK Transaction was in our and our stockholders’ best interest and that in order to complete the UK Transaction it was necessary to complete the financing, including the issuances of the Convertible Securities and the fees payable to Silver Point, Kenmont and Credit Suisse Securities.

It should also be noted that we do not believe that we would be able to comply with the obligations that we would be required to satisfy if the stockholders do not approve the issuance of the Transaction Shares and suspect that we might be required to seek protection under the Bankruptcy Code. For the consequence of the failure to obtain our stockholders’ approval of the issuance of the Transaction Shares, see “Consequence of our Stockholders’ Failure to approve the Transaction Shares.”

Principal Effects

If the proposal is approved, then the Convertible Securities will be exercisable for 8,074,000 shares of our common stock (or 12,072,000 shares, if we do not obtain Biogas’ guaranty of the Silver Point financing arrangements by December 31, 2006). All of the Convertible Securities (except for the VTEX Units which are convertible into 1,900,000 after certain other conditions are satisfied (see “Terms of the Convertible Securities”)) will be immediately exercisable, including Warrants to acquire 5,074,000 shares of Common Stock at $0.01 per share (or 9,072,000 shares, if we do not obtain Biogas’ guaranty of the Silver Point financing arrangements by December 31, 2006).

The issuance of the Transaction Shares would dilute your holdings and would permit the holders of the Convertible Securities to become major stockholders. The issuance of the Transaction Shares upon the exercise of the Silver Point Warrants would not provide us with any significant capital although the holders would hold approximately 20.5% of our Common Stock (if no convertible securities are converted and no options, warrants or other rights or awards are exercised and assuming we obtain Biogas’ guaranty of the Silver Point financing arrangements by December 31, 2006).

The issuance of the Transaction Shares, or the perception that Transaction Shares may be issued, may adversely affect the market price of our common stock. The possibility that the holders of the Convertible Securities might exercise or convert their securities could further have the effect of rendering more difficult or discouraging an attempt to obtain control of our Company. For example, the issuance of Transaction Shares would increase the number of outstanding shares, thereby diluting the interest of a party attempting to obtain control of our Company. In addition, if Silver Point was to exercise all of the Silver Point Warrants, particularly if the Biogas guarantee is not obtained by December 31, 2006, its Transaction Shares would represent approximately 32.4% of our voting power (assuming no other options, warrants, rights or awards are exercised or converted and that no shares are issued).

VOTE REQUIRED

The holders of our common stock and of our Series C Preferred Stock as of
[ ] are entitled to vote together as one class, with each share of our common stock entitled to one vote and each share of our Series C Preferred Stock entitled to 7.732 votes. The affirmative "FOR" votes of the holders of a majority of the voting power present in person or represented by proxy and entitled to vote are required for approval of the issuances. If you ABSTAIN or do not vote with respect to the issuances, it will be treated neither as a vote AGAINST the issuance nor as a vote FOR the issuances.

The Board believes that approval of the issuances will be in the best interests of the stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ISSUANCES.

PROPOSAL 3: AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION THAT WOULD INCREASE THE NUMBER OF SHARES OF COMMON STOCK WHICH THE COMPANY WOULD HAVE AUTHORITY TO ISSUE.

Introduction

The Board is submitting to you an amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) that would increase the number of shares of common stock which we would have authority to issue from 50,000,000 shares to 75,000,000 shares. A copy of the proposed Amendment is attached hereto as Exhibit A.

The Board adopted a resolution declaring the advisability of the Amendment. If the Amendment is approved by our stockholders, we intend to file the Amendment with the Delaware Secretary of State promptly following the Annual Meeting and upon the effectiveness of the filing of such Amendment, the changes to be effected by the Amendment, would become effective.

Increasing The Number Of Shares Of Common Stock Which The Company Would Have Authority To Issue

The Amendment would increase the number of shares of Common Stock which we would have authority to issue from 50,000,000 shares to 75,000,000 shares.

Reasons for the Proposal

The Amendment would increase the number of shares of common stock which we would have authority to issue from 50,000,000 shares to 75,000,000 shares. If approved by our stockholders, the increase in authorized common stock would become effective as soon as reasonably practicable after the Annual Meeting by filing the Amendment with the Delaware Secretary of State.

As of September 21, 2006, 17,402,303 shares of our common stock were outstanding and in addition, on such date, we had 445,930 shares of common stock held in our treasury. We note that on such date, 401,009 shares of common stock were reserved for issuance upon the conversion of our Preferred Stock, 1,900,000 shares of common stock were reserved for issuance upon the conversion of the VTEX Units, 14,922,273 shares of common stock were reserved for issuance upon the exercise of our outstanding options, warrants and other rights and awards and an additional 1,944,255 shares were reserved for the issuance of options, warrants and other rights and awards under our outstanding plans. 3,998,000 additional Warrants are issuable if we do not obtain Biogas’ guaranty of the Silver Point financing arrangements by December 31, 2006. In addition, certain of the options, warrants and other rights and awards contain anti-dilution provisions which may require us to additional shares upon the exercise of such options, warrants and other rights and awards.

After taking into consideration our current outstanding equity obligations, the Board has determined that it is desirable to increase the number of shares of common stock authorized for issuance by 25,000,000. The increase of the number of shares of Common Stock is intended to provide us with the ability to issue all of the shares of common stock we are obligated to issue under the options, warrants and other rights and awards and upon the conversion of convertible securities and to provide us with additional authorized common stock for issuance in future transactions. The additional shares of common stock would be available for general corporate purposes, as determined by the Board, without (except as required by applicable law or regulation, our certificate of incorporation or the rules of a stock exchange or the NASDAQ) further authorization from our stockholders. We believe that having sufficient authorized but unissued shares that we can issue without stockholder approval (except as required by applicable law or regulation, our certificate of incorporation or the rules of a stock exchange or the NASDAQ) will be beneficial to us by providing us with flexibility to consider and act promptly when our Board determines that the issuance of shares is advisable. Except for the shares of common stock we are obligated to issue under the options, warrants and other rights and awards and upon the conversion of convertible securities, we have no current plans for the issuance of such shares.

Principal Effects

The increase of the number of shares of Common Stock which we would have authority to issue from 50,000,000 to 75,000,000 would provide us with the ability to issue all of the shares of common stock we are obligated to issue under the options, warrants and other rights and awards and upon the conversion of convertible securities and to provide us with additional authorized common stock for issuance in future transactions. The issuance of additional shares, or the perception that additional shares may be issued, may adversely affect the market price of our common stock. The availability for issuance of additional shares of our common stock could further have the effect of rendering more difficult or discouraging an attempt to obtain control of our Company. For example, the issuance of shares of our common stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby diluting the interest of a party attempting to obtain control of our Company. The issuance of additional shares of common stock may be used to render more difficult a similar transaction even if it appears to be desirable to a majority of our stockholders. However, we are not aware of any efforts to obtain control of the Company.

Vote Required

The holders of our common stock and of our Series C Preferred Stock as of
[ ] are entitled to vote together as one class, with each share of our common stock entitled to one vote and each share of our Series C Preferred Stock entitled to 7.732 votes. The affirmative "FOR" votes of the holders of a majority of the voting power outstanding as of [ ] are required for approval of the Amendment.

The Board believes that approval of the Amendment is in the best interests of the stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT.

Independent Auditors

On November 18, 2004, we received a letter from Kostin, Ruffkess& Company, LLC, the firm that had served as our independent registered public accountants since 2001 ( “Kostin Ruffkess”), stating that they intended “to withdraw from audit work in the public company arena.”

Kostin Ruffkess’ reports on our consolidated financial statements for each of the years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2004 and 2003 and the subsequent interim period through June 10, 2005, the date Kostin Ruffkess ceased to serve as our principal independent registered public accountant, there were (i) no disagreements with Kostin Ruffkess on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Kostin Ruffkess, would have caused it to make a reference thereto in its reports on our financial statements for such periods and (ii) reportable events.

On April 4, 2005, we engaged Eisner LLP as our independent registered public accountants for the year ending December 31, 2005 and the interim periods prior to such year-end. The decision to retain Eisner was approved by the audit committee of our Board of Directors. During 2003 and 2004 and all subsequent interim periods preceding Eisner’s engagement, we did not consult with Eisner regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did Eisner provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. Further, during 2003 and 2004 or all subsequent interim periods preceding Eisner’s engagement, we had not consulted with Eisner on any matter that was the subject of a disagreement or a reportable event (as defined in Regulation S-K Item 304(a)(1)(v)).

On June 15, 2006, we dismissed Eisner as our independent registered public accounting firm. This decision was approved by our audit committee. Eisner’s report on our consolidated financial statements for the year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2005 and through June 15, 2006, there were no (i) disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Eisner, would have caused it to make a reference thereto in its reports on our financial statements for such periods and (ii) reportable events.

On June 15, 2006, we engaged Weiser LLP as our independent registered public accountants for the year ending December 31, 2006 and the interim periods (other than the period ended March 31, 2006) prior to such year-end. The decision to retain Weiser was approved by our audit committee. During our two most recent fiscal years and all subsequent interim periods, we did not consult with Weiser regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did Weiser provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim periods, we have not consulted with Weiser on any matter that was the subject of a disagreement or a reportable event.

Representatives of Weiser - but not Eisner - will be available at our meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

The following table shows the fees billed (after applicable adjustments) for the audit and other services provided by Eisner in 2005 and Kostin Ruffkess in 2004.

	2004	2005[1]

Audit fees	$288,136	$509,997
Audit-Related fees	16,366	50,000
Tax fees	177,854	240,435
All other fees	--	--
Total	$422,356	$810,412

(1) Kostin billed us an aggregate of $365,366 in 2005, consisting of $115,931 in Audit Fees and $240,435 in Tax Fees, which sums are included in this column.

Audit Fees. This category includes fees for the audits of our financial statements included in our Annual Report on Form 10-K, review of financial statements included in our Quarterly Reports on Form 10-Q or services normally provided by our accountant in connection with statutory and regulatory filings.

Audit-Related Fees. This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. These services included accounting research and advice with respect to accounting matters.

Tax Fees. This category consists of professional services for tax compliance, tax planning and tax advice. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

All Other Fees. This category consists of other professional products and services provided by Kostin, Ruffkess.

The audit committee of the Board determined that Eisner could maintain its independence as our auditor though it was rendering non-audit services to us. The audit committee has not adopted any pre-approval policies and procedures and none of the services reflected above were approved by such committee through any such policy.

Audit Committee Report

The Audit Committee reviewed and discussed with US Energy's management and Eisner, the audited consolidated financial statements of US Energy contained in US Energy's Annual Report on Form 10-K for the year ended December 31, 2005, as amended. The Audit Committee also discussed with Eisner the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of US Energy's consolidated financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from Eisner required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Eisner its independence from US Energy.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the US Energy's Annual Report on Form 10-K for the year ended December 31, 2005, as amended. for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Jacob Feinstein
Carl Greene
Ronny Strauss

OTHER MATTERS

Stockholders may contact one or more members of the Board by writing to such director(s) at US Energy’s address set forth herein. All such communications will be forwarded to the director(s) to whom such correspondence is addressed.

Under our by-laws, procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to us at: US Energy Systems, Inc., 750 Lexington Avenue, New York, New York 10022, Att: Secretary. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2007 annual meeting no later than:

60 days in advance of the 2007 annual meeting if it is being held within 30 days preceding the anniversary date of this year's meeting;

90 days in advance of such meeting if it is being held on or after the anniversary date of this year's meeting; or

for any other annual meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

Nominations must contain the following information about the nominee: (i) name; (ii) age; (iii) business and residence addresses; (iv) principal occupation or employment; (v) the number of shares of our capital stock held by the nominee; (vi) the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director; and (vii) a signed consent of the nominee to serve as a director of the US Energy, if elected.

Notice of a proposed item of business must include: (i) a brief description of the substance of, and the reasons for, conducting such business at the annual meeting; (ii) the stockholder's name and address; (iii) the number of shares of our capital stock held by the stockholder (with supporting documentation where appropriate); and (iv) any material interest of the stockholder in such business.

In addition to the foregoing, and in addition to the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in US Energy’s proxy statement and form of proxy relating to the Annual Meeting to be held between October 7, 2007 and December 6, 2007, such proposal must be received by the Secretary of US Energy by July 9, 2007 in the form required under and subject to the other requirements of the applicable rules of the SEC. If the date of the 2006 Annual Meeting is changed to a date on or after December 6, 2007, stockholder proposals must be received within a reasonable time before we begin to print and mail our proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, that allow the stockholder to prove the date of delivery.

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2005 (without exhibits which will be made available upon payment of a reasonable fee) together with all amendments thereto is available to stockholders without charge by writing to: U.S. Energy Systems, Inc., 750 Lexington Avenue, New York, New York 10022, Att: Secretary.

By Order of the Board of Directors Richard J. Augustine, Secretary

New York, New York
October [ ], 2006

U.S. Energy Systems, Inc.
750 Lexington Avenue
New York, New York 10022
-----------------------------

PROXY

For Annual Meeting of Stockholders of U.S. Energy Systems, Inc. to be held on November 6, 2006

--------------------------------

This Proxy is solicited on behalf of the Board of Directors.

  The undersigned hereby appoints [ ] and [ ] as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of U.S. Energy Systems, Inc. held of record by the undersigned on [ ], 2006 at the Annual Meeting of Stockholders to be held on November 6, 2006, or any adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

[X]	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1.	ELECTION OF DIRECTORS.

[ ] FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY)

[ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

A VOTE FOR ALL NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS. NOMINEES ARE: ASHER E. FOGEL AND STEPHEN L. BROWN.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW:

_______________________________________________________________________

2.	TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK UPON THE EXERCISE AND CONVERSION OF SECURITIES ISSUED IN CONNECTION WITH OUR RECENT ACQUISITION OF CERTAIN ENERGY ASSETS IN THE UNITED KINGDOM.

3.	TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF SHARES OF COMMON STOCK WE ARE AUTHORIZED TO ISSUE.

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4.	IN THEIR DISCRETION UPON ANY OTHER MATTER AS MAY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY TO AMERICAN STOCK TRANSFER & TRUST COMPANY, US ENERGY’S TRANSFER AGENT.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH ABOVE AND IN THE DISCRETION OF THE NAMED PROXIES WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.)

_________________________________________ Signature _________________________________________ Signature, if held jointly Dated _____________________, 2006

PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ON YOUR STOCK CERTIFICATE. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. TRUSTEES, CUSTODIANS, EXECUTORS AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN.

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